UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

March 1, 2018

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition

On March 1, 2018, Patterson Companies, Inc. (the “Company”) issued a press release with respect to, among other things, its financial results for the third quarter of fiscal year 2018 ended January 27, 2018 and guidance for fiscal 2018. A copy of the press release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On March 1, 2018, the Company announced that Ann B. Gugino has transitioned from her role as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective immediately, and that Dennis Goedken, the Company’s Controller, has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Interim Chief Financial Officer and Treasurer while the Company conducts a search for a successor. The Company has retained an executive search firm to begin an immediate search for a permanent replacement.

Mr. Goedken, age 55, has spent more than 12 years with Patterson having served as the Corporate Controller since 2012, and as Patterson’s Assistant Controller from 1991-1998. During his tenure, Mr. Goedken was integrally involved in internal audit, taking the company public, and various divestitures and acquisitions. Mr. Goedken currently leads the accounting team and oversees preparation of all SEC filings. Previously, Mr. Goedken has held senior finance leadership positions with Ceridian HCM, Inc. and Lifetouch Inc. There are no familial relationships between Mr. Goedken and any other director or executive officer of the Company. There are no transactions in which Mr. Goedken has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with the transition, Ms. Gugino and the Company entered into a Transition Agreement, dated March 1, 2018, which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated by reference herein. Under the terms of the agreement, Ms. Gugino will serve in a non-officer Special Advisor capacity through July 31, 2018 during which period she has agreed to be available to the Company to advise on certain matters at its sole request. On July 31, 2018, Ms. Gugino’s employment with the Company will end (the “Separation Date”). The period between March 1, 2018 and the Separation Date or Ms. Gugino’s earlier termination date is the “Transition Period.” Ms. Gugino will remain subject to termination for cause during the Transition Period. Ms. Gugino has also agreed to certain non-compete and non-solicit provisions described below.

During the Transition Period, conditioned upon Ms. Gugino’s continued employment during that time, she will (a) continue to be paid her current annualized salary of $430,500, (b) remain eligible to receive non-equity incentive plan compensation for the fiscal year ending April 28, 2018 under the Company’s Management Incentive Compensation Plan, (c) continue to vest in her existing equity awards, and (d) remain eligible to participate in the Company’s Capital Accumulation Plan, the Company’s Employee Stock Ownership Plan and the Company’s other employee benefit plans, subject to plan terms. Upon signing a separation and release agreement at the end of the Transition Period, unless she has been terminated for cause, Ms. Gugino will receive a severance payment of $648,000 (the “Severance Payment”), which will be paid in installments of varying amounts over the course of the non-competition provision described below. If Ms. Gugino materially breaches any provision of the Transition Agreement or her employment is terminated by the Company prior to the Separation Date with cause, payment obligations to Ms. Gugino cease and she would be obligated to repay to the Company all moneys paid to her to which she would not otherwise be entitled absent the Transition Agreement. Among the commitments entered into in the Transition Agreement, Ms. Gugino has agreed to post-employment non-compete and non-solicitation provisions through January 31, 2020, as well as a non-disclosure provision.

If Ms. Gugino is terminated for cause prior to the Separation Date, she has acknowledged and agreed that, despite being ineligible to receive the Severance Payment, she will nevertheless remain bound by these and her other commitments contained in the Transition Agreement.

Mr. Goedken will continue to receive his annual base salary of $198,395. He remains eligible to participate in the Company’s employee benefit plans, subject to plan terms. He also will be eligible for a discretionary bonus in cash or equity at the end of his interim service.

Item 7.01	Regulation FD Disclosure.

The press release referred to under Item 2.02 and attached hereto as Exhibit 99 contains information regarding the Chief Financial Officer transition disclosed under Item 5.02. The information contained in this Current Report on Form 8-K under Items 2.02 and 7.01, including the accompanying Exhibit 99, is being furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K promulgated by the Securities and Exchange Commission (the “SEC”) and shall not be deemed to be “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10	Transition Agreement by and between Patterson Companies, Inc. and Ann B. Gugino, dated March 1, 2018.

99	Press Release of Patterson Companies, Inc., dated March 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: March 1, 2018	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary

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